Exhibit 99.1
Investors & Reporters May Contact:
Matt Pettoni
VP & Treasurer
(770) 418-8219
ir@asburyauto.com

Asbury Automotive Group, Inc. Announces Appointment of
Patrick Guido as Chief Financial Officer

DULUTH, GA, April 17, 2020 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Patrick ("PJ") Guido will join the company as its Senior Vice President and Chief Financial Officer effective May 11, 2020.

“PJ is an operations-focused CFO with broad experience in well-known, guest-focused retail businesses. This is a great combination for Asbury as we continue to pursue our Vision to be the most guest-centric company in the automotive industry. I am very excited to have PJ join the Asbury Team” said President & CEO David Hult.

Mr. Guido joins the Company from lululemon athletica inc., a NASDAQ-listed multinational designer, distributor, and retailer of healthy lifestyle inspired athletic apparel and accessories, where he served as Chief Financial Officer since April 2018. Prior to that, Mr. Guido spent seven years at VF Corporation, a global leader in branded lifestyle apparel, footwear and accessories. During his seven-year tenure at VF Corporation, he served as Treasurer and Vice President of Corporate Development, managing capital allocation strategies, mitigating global financial risk, and executing on multiple strategic initiatives for the company. Previously, Mr. Guido served in roles of increasing responsibilities at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and holds a BA from Georgetown University.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 83 dealerships, consisting of 102 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.